SECOND AMENDMENT TO LEASE DC ccvYl kte.v THIS SECONp·AMENDMENT TO LEASE (this "Amendment") is made as of the Lf!V' day of Nevfurber. 2021, by and between SELIG HOLDINGS COMPANY, LLC, a Delaware limited liability company ("Selig" or "Lessor"), and CTI BIOPHARMA CORP., a Delaware corporation ("CTI" or "Lessee"). WIT NE S S ET H: WHEREAS, Lessor and Cell Therapeutics, Inc. ("Original Tenant"), predecessor in interest to Lessee, entered into that certain Lease titled "3101 Western. A venue Office Lease" dated January 27, 2012 (the "Original Lease"), as amended by that certain letter agreement by and between Lessor and Original Tenant, dated June 7, 2012 (the "First Amendment" together with the Original Lease, the "Lease" or ' Existing Lease"), pertaining to certain premises more particularly described in the Lease in the btilding commonly known as 3101 Western Avenue (the "Building""), located at 3101 Western Avenue, Seattle, Washington 98121; WHEREAS, the term of the Lease is currently scheduled to expire on April 30, 2022;and WHEREAS, Lessor and Lessee now desire to extend the Lease term, reduce the Premises, and to further amend the Lease subject to the terms and conditions set forth below. NOW, THEREFORE, we hereby agree that, in consideration of the foregoing and other consideration, the receipt of sufficiency of which are hereby acknowledged, upon full execution of this Second Amendment (the "Second Amendment Date") Lessor and Lessee agree the Existing Lease will be modified as follows (and from and after such execution, all references in the Existing Lease to the "Lease" or words of similar effect shall mean "the Existing Lease as modified by the Second Amendment"): 1. Defined Terms. Unless otherwise defined in this Amendment, any capitalized or defined term used herein shall have its respective meaning as set forth in the Lease. As used in this Amendment, the following terms shall have the respective meanings indicated below: (a) "Extension Commencement Date" shall mean May 1, 2022; (b) "Existing Premises" shall mean the existing premises demised pursuant to the Lease, namely those certain premises containing approximately 66,045 rentable square feet on the sixth, seventh, and eighth floors of the Building; ( c) "First Extension Premises" shall mean the Premises existing as of the Extension Commencement Date.

Second Amendment to Lease Selig Holdings Company, LLC / CTI BioPharma Corp. Page 2 of 10 2. Term. The lease term ("Term") is hereby extended, by three (3) years, bringing forth a new expiration date of April 30, 2025 (such additional period, the "First Extension Term"). From and after the Second Amendment Date, all references in the Lease to the "Term", the "term of the Lease", and/or the "Lease term" shall be deemed to mean "the original term of the Existing Lease, as extended by the First Extension Term." 3. Reduction of Premises. On April 30, 2022 (at 11 :59 p.m. local time): (a) CTI shall relinquish all rights and responsibilities associated with the 6th and 7th floors of the Building (the "First Reduction Premises"); (b) CTI shall return the First Reduction Premises to Selig in a broom clean condition, normal wear and tear excepted, and otherwise in accordance with Section 7 of the Existing Lease; and ( c) Notwithstanding anything to the contrary contained herein, CTI shall continue to pay Selig as and when due for rent and all other amounts due under the Existing Lease that may accrue through April 30, 2022, as to the First Reduction Premises. 4. Existing Lease Terms. Upon the Extension Commencement Date: (a) The Premises shall mean the Existing Premises, less the First Reduction Premises. The "Premises" will consist of 23,147 rentable square feet measured in accordance with BOMA' s 201 7 Standard Method of Measurement and "Lessee proportionate share" shall be equal to 11.959% CTI and Selig acknowledge and agree that the number of rentable square feet in the Building in which the leased Premises are located is 193,552 square feet; (b) Notwithstanding anything to the contrary set forth in Section 19 of the Existing Lease, for purposes of determining Lessee's proportionate share of Operating Services and Real Estate Taxes, the "Base Year" shall be reset to 2022, and only actual increases from these Base Year Costs ( determined using a 2022 Base Year), if any, will be passed on to Lessee on a proportionate basis pursuant to the method set forth in the Existing Lease provided increases in Controllable Expenses shall not exceed five percent (5%) annually on a cumulative, compounding basis. The Monthly Rent described below includes CTI's proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the First Extension Term, "Base Year Costs", and CTI shall not be responsible for the payment of Lessee's proportionate share of increases in Operating Services and Real Estate Taxes until the commencement of the 13th month of the First Extension Term (i.e., May 1, 2023, and so Lessee's proportionate share of any increases in Operating Services and Real Estate Taxes in calendar year 2023 shall be pro-rated based on the number of days in 2023 after the commencement of such 13th month of the First Extension Term); and

Second Amendment to Lease Selig Holdings Company, LLC / CTI BioPharma Corp. Page 3 of 10 ( c) The first four sentences of the defined term "Computation of Adjustments to Base Year Costs" is hereby deleted and replaced as follows: "Commencing with calendar year 2023, Lessor will provide Lessee with its estimate of Lessee's proportionate share of any increases in Base Year Costs for such calendar year based on a review of historical data. Commencing with the 13th month of the First Extension Term, and the 1st month of any calendar year thereafter, Lessee will pay with its Monthly Rent such monthly estimated amount of Lessee's proportionate share of any increases in Base Year Costs for such calendar year. If Lessor has not provided an updated estimate of Lessee's proportionate share of increases in Base Year Costs at the time any calendar year commences, Lessee shall continue to make estimated payments at the same rate as the prior year until Lessor provides a new estimated amount to Lessee. Lessee shall be responsible for any increase between Lessee's proportionate share of Base Year Costs and Lessee's proportionate share of each respective Comparison Year(s) Costs, subject to the proration of such increases in 2023 as provided above." 5. Landlord Work. Selig shall, at Selig's sole cost and expense pay for and complete the following improvements, in each case no later than the Extension Commencement Date: (a) professionally shampoo and clean the carpets throughout the First Extension Premises (as defined below); (b) repaint the walls throughout the First Extension Premises using one (1) base color and at least one (1) accent color, such colors to be acceptable to CTI; ( c) demolish the conference room walls as shown in the floor plans attached as Exhibit A attached hereto and replace such walls with folding or stacking walls and doors so that the applicable portion of the Premises can be opened for large gatherings, such walls and doors to be acceptable to CTI. The cost to provide and install such walls shall not exceed $50,000.00 unless such excess is consented to in advance by CTI. CTI shall pay any such approved excess amount. Upon completion of installation of the new walls and doors, Selig shall, no later than the Extension Commencement Date and at Selig's sole cost and expense, also modify all building and Premises mechanical, electrical, and plumbing systems affected and to recalibrate same so they are in good working order for within the Premises. CTI shall, at CTI's sole cost and expense, be responsible for modification of any data/telephone lines affected; provided, no modifications of data/telephone lines shall be made without CTI' s prior written approval. In connection with the work described in this paragraph, Selig shall, or shall cause to be done:

Second Amendment to Lease Selig Holdings Company, LLC / CTI BioPharma Corp. Page 4 of 10 1. conduct and complete all work in good and workmanlike fashion using no lesser quality materials than building-standard; 11. use commercially reasonable efforts not to disrupt the operations of CTI (including conducting work during nights and weekends to the extent reasonably practicable); 111. provide CTI with at least (x) seven (7) days prior notice before commencing such work, (y) fourteen (14) days prior notice before commencing any work during business hours and (z) with regard to the work described in item ( c) of this paragraph, the timing for such work shall be determined in CTI's sole discretion, but shall not extend beyond reasonably practicable times; and 1v. upon completion of such work, leave any affected areas in broom clean condition, and free from all trash and debris. 6. Amendment to Section 42. Effective as of the Second Amendment Date and continuing throughout the term of the Lease (as amended hereby), Section 42 of the Existing Lease is hereby deleted in its entirety and replaced as follows: "42. RIGHT OF FIRST REFUSAL. Without limiting Lessee's rights pursuant to Paragraph 3 8, Lessor hereby grants Lessee a continuing right of first refusal to lease the entirety of any space available on the seventh (7th) floor of the Building (the "ROFR Space") which is currently available or later becomes available during the Term and any extension thereof (the "Right of First Refusal"). If Lessor receives a bona-fide good-faith offer from a prospective tenant (a "Prospective Tenant") to lease the ROFR Space, Lessor shall give written notice to Lessee (the "ROFR Notice") within five (5) days of the third-party offer. Lessee shall have ten (10) business days from the receipt of the ROFR Notice to exercise, in writing to the Lessor, the Right of First Refusal. If Lessee fails to notify Lessor of its intent to exercise the Right of First Refusal within the time frame described herein, Lessee shall be deemed to have waived the Right of First Refusal with respect to that prospective tenant's offer. If Lessee exercises the Right of First Refusal, Lessee shall be required to lease the ROFR Space. If Lessee exercises its Right of First Refusal for any ROFR Space during the first twenty-four (24) months of the Lease term following the Second Amendment Date, the lease of the ROFR Space shall be on the same terms and conditions as set forth in this Lease. If Lessee exercises its Right of First Refusal for any ROFR Space after the first twenty-four (24) months of the Lease term, the Monthly Rent and allowances for the ROFR Space shall be the Market Rent. "Lessee's rent for the ROFR Space shall commence when such space is available for occupancy or upon the substantial completion of the mutually agreed-upon improvements of such space (excepting any minor punch-list items), subject to a reasonable and mutually agreed upon schedule for completion of such improvements. The costs for the improvements to the ROFR Space shall be mutually agreed upon by the parties hereto.

Second Amendment to Lease Selig Holdings Company, LLC / CTI BioPhanna Corp. Page 5 of 10 "In the event the parties cannot agree on the Monthly Rent and allowances fair market value described in this Section, and Lessee still desires to exercise the Right of First Refusal, they shall agree to establish such rent by the method of arbitration described in Section 41. "Lessee shall not have the right to exercise the Right of First Refusal at any time that it is in default under the terms and conditions of this Lease. "Notwithstanding the foregoing limitations, Lessor shall be free to offer renewal options for ROFR Space to Prospective Tenants, provided such offers are subordinate to the Right of First Refusal." 7. Amendment to Section 41. Effective as of the Second Amendment Date and continuing throughout the term of the Lease (as amended hereby), the first two sentences of Section 41 of the Existing Lease are hereby deleted in their entirety and replaced as follows: "41. RENEW AL OPTION. Lessee shall have one (1) five (5)-year option to extend the Term of this Lease for a portion of or the entire Premises upon the terms and conditions of this Lease (the "Renewal Term"). In such event, Lessor will provide a refurbishment allowance of $5.00 per rentable square foot of the Premises (the "TI Allowance") at the beginning of the Renewal Term. The Monthly Rent for a Renewal Term will be the fair market value (the "Market Rent") for comparable space in comparable buildings in the surrounding area (the "Market Area"), which Market Rent shall be further described as one-hundred percent ( 100%) of prevailing rates for the most recently negotiated leases and lease amendments taking into account all relevant factors, but without any increase in rental value attributable to the improvements in the Premises or the TI Allowance, in the Market Area and shall not require a minimum subject to Lessee's previous rental rates. The determination of the Market Rent shall take into account all concessions granted to tenants in the Market Area including, but not limited to, free rent, free parking, leasing commissions paid to Lessee's agent, if any, and moving or other allowances." 8. Amendment to Section 39. Section 39 of the Existing Lease is hereby modified such that CTI shall have the right but, not the obligation, to rent, up to a total of 41 parking stalls of which up to 4 stalls inside are reserved and up to 4 stalls outside are reserved in each case in CTI' s sole discretion. The balance are non-reserved inside stalls. The monthly rate of parking shall be consistent with market rates (provided increases shall not exceed three percent (3%) annually on a non-cumulative basis). The parking rental rates, as of the Second Amendment Date are as follows: (a) Inside non-reserved: $210 plus taxes; (b) Inside reserved: $420.00 and is not subject to tax; (c) outside non-reserved: $185.00 plus taxes; and (d) outside reserved: $370.00 and is not subject to tax.

Second Amendment to Lease Selig Holdings Company, LLC / CTI BioPharma Corp. Page 6 of 10 9. First Extension Term Monthly Rent. The rate of Monthly Rent during the First Extension Term shall be as follows: Extension Commencement Date - April 30, 2023: May 1, 2023 - April 30, 2024: May 1, 2024-April 30, 2025: $70,966.57 per month $73,095.57 per month $75,288.43 per month 10. Prepaid Rent. Selig acknowledges that it is currently holding pre-paid rent in the original deposited amount of One Hundred Ninety-Three Thousand Eight Hundred Ninety-One and 00/100 Dollars ($193,891.00). Within five (5) business days after the Second Amendment Date, Selig shall return such amount, together with any interest thereupon, to CTI. From and after the return of the foregoing amounts, Section 4 of the Existing Lease shall be deleted in its entirety and replaced as follows: "4. Reserved" 11. Brokers. CTI hereby represents to Selig that CTI has dealt with no broker in connection with this Second Amendment other than Flinn Ferguson Cresa ("Tenant's Broker"). CTI agrees to defend, indemnify, and hold Selig harmless from all claims of any brokers (other than Tenant's Broker) claiming to have represented CTI in connection with this Second Amendment. Selig hereby represents to CTI that Selig has dealt with no broker in connection with this Second Amendment. Selig agrees to indemnify and hold CTI harmless from all claims of Tenant's Broker and any brokers claiming to have represented Selig in connection with this Second Amendment. 12. Landlord Representations. Selig hereby represents that: (a) the Existing Lease is in full force and effect and has not been modified or amended except as described herein and modified hereby; (b) Selig is the owner of the Building and has not assigned or otherwise transferred its interest in the Lease; ( c) neither Selig nor CTI is in default of its respective obligations under the Lease, nor do any facts, circumstances or occurrences exist that, but for the passage of time or the delivery of notice, would result in a default under the Lease; and ( d) the execution, delivery and compliance with, and performance of the terms and provisions of, this Amendment will not conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Lessor or any affiliate thereof is a party. 13. Incorporation. Except as modified herein, all other terms and conditions of the Existing Lease shall remain unchanged. The Existing Lease, as amended herein, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and all prior agreements, representations, and understandings between the parties with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Second Amendment. This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called "pdf' format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the

Second Amendment to Lease Selig Holdings Company, LLC I CTI BioPharma Corp. Page 7 of 10 same extent as if such party had received an original counterpart. The provisions of this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns to the same extent as set forth in the Existing Lease. Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting without the need for any consent that has not already been secured. SIGNATURE PAGES FOLLOW

AGREED AND ACCEPTED:

SELIG HOLDINGS COMPANY, LLC

By: Martin Selig
Its: Manager
Dated: December 6, 2021

CTI BioPharma Corp.

By: Adam Craig
Its: CEO
Dated: December 6, 2021

LESSOR ACKNOWLEDGMENT

STATE OF WASHINGTON)
) ss.
COUNTY OF KING)

On this the 6th day of December, 2021, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Martin Selig, personally known to me to be the Manager of the Selig Holdings Company, LLC's the Lessor that executed the foregoing instrument and acknowledge the said instrument to be the free and voluntary act and deed of said governmental agency for the uses and purposes therein mentioned, and on oath stated that (s)he was authorized to execute said instrument.

In Witness Whereof I have hereunder set my hand and affixed my official seal the day and year first above written.

MELANIE JOBE
16842...
NOTARY
PUBLIC
COMMISSION EXPIRES 09-30-25
STATE OF WASHINGTON

Melanie Jobe
Name Printed: Melanie Jobe
Notary Public in and for the State of Washington
residing at Benton
My commission expires: 09-30-25.

LESSEE ACKNOWLEDGMENT

STATE OF WASHINGTON)
) ss.
COUNTY OF KING)

On this the 6 day of December, 2021, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Adam Craig, personally known to me to be the CEO + President of the CTI BioPharma Corp., the Lessee that executed the foregoing instrument and acknowledge the said instrument to be the free and voluntary act and deed of said governmental agency for the uses and purposes therein mentioned, and on oath stated that (s)he was authorized to execute said instrument.

In Witness Whereof I have hereunder set my hand and affixed my official seal the day and year first above written.

SUSAN R VAN DEN AMEELE
Commission Expires 09-21-2023
NOTARY PUBLIC
License Number 130745
STATE OF WASHINGTON

[signature]
Name Printed: Susie Van Den Ameele
Notary Public in and for the State of WA,
residing at Seattle
My commission expires: 9-21-2023

EXHIBIT A DEPICTION OF CONFERENCE ROOM WALL